                                                                   EXHIBIT 28(3)





                       COMBINED FINANCIAL STATEMENTS 1993
                    HEEREMA OFFSHORE CONSTRUCTION GROUP INC.
                          MCDERMOTT INTERNATIONAL INC.
                                 JOINT VENTURE

                                    CONTENTS



          AUDITORS' REPORT                                                                    Page 2

          COMBINED BALANCE SHEET                                                              Page 4

          COMBINED STATEMENTS OF INCOME                                                       Page 6

          COMBINED STATEMENTS OF PARTNERS' EQUITY                                             Page 7

          COMBINED STATEMENTS OF CASHFLOWS                                                    Page 8

          NOTES TO THE COMBINED FINANCIAL STATEMENTS                                          Page 10

                                AUDITOR'S REPORT



To the Partners of the
Heerema Offshore Construction Group Inc. and McDermott International Inc. Joint Venture
Geneva





We have audited the accompanying combined balance sheet of the Heerema Offshore Construction Group Inc. - McDermott International Inc. Joint Venture as of December 31, 1993 and 1992 and the related combined statements of operations partners' equity and cash flows for each of the three years in the period ended
December 31, 1993.   These financial statements are the responsibility of the
Joint Venture's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the combined financial statements, referred to above, present fairly, in all material respects, the financial position of the Heerema
Offshore Construction Group Inc. - McDermott International Inc. Joint Venture at December 31, 1993 and 1992 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles in the United States of America.

As explained in Note 2.2 the Joint Venture changed its policy in 1991 with respect to charter rent as charged by the two Joint Venture Partners for the four semi submersible crane vessels. The full charter rent is now taken into consideration for the purpose of revenue recognition and the calculation of loss provision. In prior years certain elements of this charter rent were considered period cost.



KPMG Klynveld
The Hague, April 22, 1994

                    HEEREMA OFFSHORE CONSTRUCTION GROUP INC.
                          MCDERMOTT INTERNATIONAL INC.
                                 JOINT VENTURE
                             COMBINED BALANCE SHEET
                           DECEMBER 31, 1993 AND 1992


                                     ASSETS


                                                                       1993                           1992
                                                               --------------------           ------------------
                                                                                  (IN THOUSANDS)
Current Assets:

     Cash and cash equivalents                                 DFL         204,841            DFL       142,168
     Accounts receivable                                                   122,821                      154,296
     Contracts in progress                                                  39,010                       56,256
     Inventories                                                             5,095                        6,437
     Other current assets                                                   13,225                       18,738
                                                               -------------------            -----------------
     TOTAL CURRENT ASSETS                                                  384,992                      377,895
                                                               -------------------            -----------------
Fixed Assets at Cost                                                       278,787                      270,733
Less Accumulated Depreciation                                             (133,991)                     (86,224)
                                                               -------------------            -----------------
     NET FIXED ASSETS                                                      144,796                      184,509
                                                               -------------------            -----------------
     TOTAL                                                     DFL         529,788            DFL       562,404
                                                               ===================            =================

(The accompanying notes are an integral part of these financial statements)

                    HEEREMA OFFSHORE CONSTRUCTION GROUP INC.
                          MCDERMOTT INTERNATIONAL INC.
                                 JOINT VENTURE
                             COMBINED BALANCE SHEET
                           DECEMBER 31, 1993 AND 1992

                         LIABILITIES & PARTNERS' EQUITY

                                                                       1993                           1992
                                                               -------------------            -----------------
                                                                                 (IN THOUSANDS)
Current Liabilities:

     Notes payable and current
         maturities of long-term debt                          DFL          53,830            DFL        61,388
     Accounts payable                                                       72,315                       71,776
     Advance billings on contracts                                          72,986                       58,232
     Accrued survey costs                                                   21,664                       54,669
     Accrued liabilities - other                                            39,727                       37,461
                                                               -------------------            -----------------
     TOTAL CURRENT LIABILITIES                                             260,522                      283,526
                                                               -------------------            -----------------
Pension Liability                                                            3,576                        2,322
                                                               -------------------            -----------------
Long-Term Debt                                                              61,860                       99,446
                                                               -------------------            -----------------

Partners' Equity:
     Capital contributions                                                 100,204                      256,204
     Accumulated profits (losses)                                          103,626                      (79,094)
                                                               -------------------            -----------------
     TOTAL PARTNERS' EQUITY                                                203,830                      177,110
                                                               -------------------            -----------------
     TOTAL                                                     DFL         529,788            DFL       562,404
                                                               ===================            =================

(The accompanying notes are an integral part of these financial statements)

                    HEEREMA OFFSHORE CONSTRUCTION GROUP INC.
                          MCDERMOTT INTERNATIONAL INC.
                                 JOINT VENTURE
                      COMBINED STATEMENT OF INCOME (LOSS)
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1993





                                                                 1993             1992               1991
                                                                 ----             ----               ----
                                                                             (IN THOUSANDS)
Revenues                                                 DFL     944,753     DFL   963,402    DFL     502,419
                                                         ---------------     -------------    ---------------
Costs and Expenses:
     Costs of operations                                         592,963           627,631            526,470
     Depreciation                                                 55,219            74,260             15,111
     General and administrative expenses                          56,427            41,372             36,444
                                                         ---------------     -------------    ---------------
                                                                 704,609           743,263            578,025
                                                         ---------------     -------------    ---------------
     OPERATING INCOME (LOSS)                                     240,144           220,139            (75,606)
                                                         ---------------     -------------    ---------------

Other Income (Expense):
     Interest income                                               7,955             4,028              1,607
     Interest expense                                             (7,188)          (23,824)            (7,802)
     Foreign currency transaction gains (losses)                  (4,411)             (757)               138
                                                         ---------------     -------------    ---------------
                                                                  (3,644)          (20,553)            (6,057)
                                                         ---------------     -------------    ---------------

Income (Loss) before Income Taxes and
     Cumulative Effect of Accounting Change                      236,500           199,586            (81,663)

Income Taxes                                                      (3,780)               --                 --
                                                         ---------------     -------------    ---------------
Income (Loss) before Cumulative Effect
     of Accounting Change                                        232,720           199,586            (81,663)

Cumulative Effect of Accounting Change                                --                --            (10,738)
                                                         ---------------     -------------    ---------------
NET INCOME (LOSS)                                        DFL     232,720     DFL   199,586    DFL     (92,401)
                                                         ===============     =============    ===============

(The accompanying notes are an integral part of these financial statements)

                    HEEREMA OFFSHORE CONSTRUCTION GROUP INC.
                          MCDERMOTT INTERNATIONAL INC.
                                 JOINT VENTURE
                     COMBINED STATEMENT OF PARTNERS' EQUITY
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1993




                                                      CAPITAL            ACCUMULATED
                                                   CONTRIBUTIONS       PROFITS/(LOSSES)            TOTAL
                                                   -------------       ----------------            -----
                                                                        (IN THOUSANDS)
HEEREMA OFFSHORE CONSTRUCTION GROUP INC.

Balance
January 1, 1991                                DFL      25,102        DFL     (93,140)        DFL     (68,038)
Capital Contribution 1991                              128,000                     --                 128,000
Net Loss 1991                                               --                (46,200)                (46,200)
                                               ---------------        ---------------         ---------------
Balance
December 31, 1991                                      153,102               (139,340)                 13,762
Capital Repayment                                      (25,000)                    --                 (25,000)
Net Profit 1992                                             --                 99,793                  99,793
                                               ---------------        ---------------         ---------------

Balance
December 31, 1992                                      128,102                (39,547)                 88,555
Capital Repayment                                      (78,000)                    --                 (78,000)
Distribution of Profits                                     --                (25,000)                (25,000)
Net Profit 1993                                             --                116,360                 116,360
BALANCE
                                               ---------------        ---------------         ---------------
DECEMBER 31, 1993                              DFL      50,102        DFL      51,813         DFL     101,915
                                               ===============        ===============         ===============


MCDERMOTT INTERNATIONAL INC.

Balance
January 1, 1991                                DFL      25,102        DFL     (93,140)        DFL     (68,038)
Capital Contribution 1991                              128,000                     --                 128,000
Net Loss 1991                                               --                (46,200)                (46,200)
                                               ---------------        ---------------         ---------------

Balance
December 31, 1991                                      153,102               (139,340)                 13,762
Capital Repayment                                      (25,000)                    --                 (25,000)
Net Profit 1992                                             --                 99,793                  99,793
                                               ---------------        ---------------         ---------------

Balance
December 31, 1992                                      128,102                (39,547)                 88,555
Capital Repayment                                      (78,000)                    --                 (78,000)
Distribution of Profits                                     --                (25,000)                (25,000)
Net Profit 1993                                             --                116,360                 116,360
                                               ---------------        ---------------         ---------------

BALANCE
DECEMBER 31, 1993                              DFL      50,102        DFL      51,813         DFL     101,915
                                               ===============        ===============         ===============


(The accompanying notes are an integral part of these financial statements)

                    HEEREMA OFFSHORE CONSTRUCTION GROUP INC.
                          MCDERMOTT INTERNATIONAL INC.
                                 JOINT VENTURE
                        COMBINED STATEMENT OF CASH FLOWS
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1993





                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS





                                                                   1993              1992               1991
                                                                   ----              ----               ----
                                                                                (IN THOUSANDS)
CASH FLOWS FROM OPERATING
   ACTIVITIES:
Net Income (Loss)                                           DFL   232,720     DFL    199,586    DFL    (92,401)
                                                            -------------     --------------    --------------
Adjustments to reconcile net income (loss) to net
cash provided (used in) operating activities:

   Depreciation                                                    55,219             74,260            15,111
   Changes in assets and liabilities:
        Accounts receivable                                        31,475            (66,211)          (71,243)
        Net contracts in progress and advance
          billings                                                 12,103             62,994           (62,352)
        Accounts payable                                              539              7,636          (142,301)
        Other, net                                                 (2,733)            52,945            10,794
                                                            -------------     --------------    --------------
NET CASH PROVIDED BY (USED IN)
   OPERATING ACTIVITIES                                           329,323            331,210          (342,392)
                                                            -------------     --------------    --------------
CASH FLOWS FROM INVESTING
   ACTIVITIES:
Investment in fixed assets                                        (15,506)           (35,425)         (212,492)
                                                            -------------     --------------    --------------
TOTAL CASH USED IN INVESTING
   ACTIVITIES                                                     (15,506)           (35,425)         (212,492)
                                                            -------------     --------------    --------------


                                                                       CONTINUED


                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS



                                                                   1993              1992               1991
                                                                   ----              ----               ----
CASH FLOWS FROM FINANCING
   ACTIVITIES:

Capital (repayments) contributions                          DFL  (156,000)    DFL    (50,000)   DFL    256,000
Distribution of profits                                           (50,000)                --                --
Repayment of long-term debt                                       (63,419)           (78,552)           (4,315)
Issuance of long term debt                                         27,732             49,261           166,176
Increase (decrease) in short-term borrowing                        (9,457)           (79,684)          107,947
                                                            -------------     --------------    --------------
TOTAL CASH PROVIDED BY (USED IN)
   FINANCING ACTIVITIES                                          (251,144)          (158,975)          525,808
                                                            -------------     --------------    --------------
NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                                            62,673            136,810           (29,076)
                                                            -------------     --------------    --------------
CASH AND CASH EQUIVALENTS AT
   BEGINNING OF YEAR                                              142,168              5,358            34,434
                                                            -------------     --------------    --------------
CASH AND CASH EQUIVALENTS AT
   END OF YEAR                                              DFL   204,841     DFL    142,168    DFL      5,358
                                                            =============     ==============    ==============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest Paid During the Year                               DFL    11,207     DFL     22,604    DFL      4,878
                                                            =============     ==============    ==============

(The accompanying notes are an integral part of these financial statements)

         COMBINED FINANCIAL STATEMENTS 1993
         HEEREMA OFFSHORE CONSTRUCTION GROUP INC.
         MCDERMOTT INTERNATIONAL INC.


                 NOTES TO COMBINED FINANCIAL STATEMENTS FOR THE
                 THREE YEARS ENDED DECEMBER 31, 1993


         1.      GENERAL

                 The Heerema Offshore Construction Group Inc. - McDermott International, Inc. Joint venture ("Joint Venture") is engaged in the world wide offshore heavy lift market. The Joint Venture is 50% owned by both Heerema Offshore Construction Group, Inc. and McDermott International, Inc. ("Partners").


         2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         2.1     BASIS OF PRESENTATION
                 The combined financial statements are presented in Dutch Guilders in accordance with accounting principles generally accepted in the United States of America. The combined financial statements include the accounts of HeereMac v.o.f., a Dutch partnership, Panama Offshore Chartering Company Inc. and its wholly owned subsidiaries, all incorporated in Panama, HeereMac Far East Pty. Ltd, a company incorporated in Singapore, and Heerema McDermott Pty. Ltd, a company incorporated in Australia. All significant intercompany transactions and accounts have been eliminated. Certain amounts previously reported have been reclassified to conform with the presentation at December 31, 1993.

                 Unless the context otherwise requires, hereinafter the "Joint Venture" will be used to mean the combined enterprise.

         2.2     CUMULATIVE EFFECT OF ACCOUNTING CHANGE
                 Beginning in fiscal 1991, the Joint Venture changed its accounting policy with respect to charter rent as charged by the Joint Venture Partners for the four semi-submersible derrick barges. In prior years, certain elements of the charter rent were considered period costs, whereas beginning January 1, 1991, the full charter rent is used to determine percentage of completion and calculation of

COMBINED FINANCIAL STATEMENTS 1993
HEEREMA OFFSHORE CONSTRUCTION GROUP INC.
MCDERMOTT INTERNATIONAL INC.

         loss provisions. Management believes that this change is preferable because it provides a better matching of contract costs with related revenues in reporting periodic income and more accurately reflects the concentrative effort of the Joint Venture.

         The cumulative effect of the accounting change as of January 1, 1991 was Dfl. 10.7 million. Other than the cumulative effect, the accounting change resulted in a reduction of profit of approximately Dfl. 25 million in 1991.

2.3      FOREIGN CURRENCY TRANSLATION
         Assets, liabilities, revenues and expenses that are denominated in currencies other than Dutch Guilders are measured and recorded in Dutch Guilders at exchange rates prevailing at the dates the transactions are recognized. At December 31, 1993, balances denominated in currencies other than Dutch Guilders are adjusted to reflect the current exchange rate. Resulting foreign currency transactions gains and losses are reported in income (loss) for the period.

2.4      CONTRACTS AND REVENUE RECOGNITION
         Revenues on contracts are recognized on a percentage of completion method. Under this method, revenues and costs are recognized based on the percentage that costs to date bear to total estimated costs. Revenues that exceed amounts invoiced to customers under the terms of
         the contracts are included in Contracts in Progress.   Billings that
         exceed revenues recognized under percentage of completion are included in Advance Billings on Contracts.

         Most long-term contracts have provisions for progress payments. Contract price and cost estimates are reviewed periodically as the work progresses and adjustments proportionate to the percentage of completion are reflected in income in the period when such estimates are revised. Claims for extra work or changes in scope of work are included in contract revenues when collection is probable. Provisions are currently made for all known or anticipated losses.

         There are no unbilled revenues which will not be billed.

COMBINED FINANCIAL STATEMENTS 1993
HEEREMA OFFSHORE CONSTRUCTION GROUP INC.
MCDERMOTT INTERNATIONAL INC.

         At December 31, 1993 and 1992, provisions for losses were Dfl. 44.3 million and Dfl. 24.4 million, respectively.

2.5      INVENTORIES
         Inventories are primarily composed of barge supplies and are stated at lower of average cost or market.

2.6      FIXED ASSETS
         Fixed assets are stated at cost. Modifications to leased equipment which enhance their usefulness and which remain the property of the Joint Venture are capitalized. Depreciation is calculated on a straight-line basis using estimated useful lives of 3 to 8 years.

2.7      SURVEY ACCRUAL
         Maintenance, repairs and renewals which do not materially prolong the useful life of an asset are expensed as incurred. Provisions for major repairs arising from periodic surveys are based on the proportional allocation of the estimated total costs of periodic surveys per vessel over the expected operating period between surveys.

2.8      CASH EQUIVALENTS
         Cash equivalents are highly liquid investments, with maturities of three months or less when purchased.

2.9      FINANCIAL INSTRUMENTS AND CREDIT RISK CONCENTRATION
         The Joint Venture enters into forward exchange contracts with international financial institutions primarily relating to identifiable foreign currency exposures with respect to offshore contracts. In the case that the Joint Venture enters into forward exchange contracts relating to identifiable foreign currency exposures with respect to offshore contracts, the foreign currency positions are valued at contract rate. The Joint Venture's risk in these transactions is the cost of replacing at current market rates, these contracts in the event of default by the financial institution. The Joint Venture believes that risk of such losses is remote.

COMBINED FINANCIAL STATEMENTS 1993
HEEREMA OFFSHORE CONSTRUCTION GROUP INC.
MCDERMOTT INTERNATIONAL INC.

3.       INCOME TAXES

         The Joint Venture operates through various entities in various countries under different tax jurisdictions. The Joint Venture applies the provision of SFAS109.

         Under Dutch fiscal legislation the Joint Venture's entity HeereMac v.o.f. as a "Vennootschap Onder Firma (V.O.F.) is not directly liable for taxes. Taxation of income arising from this entity both in the Netherlands and abroad is for the account of both Partners. Panama Offshore Chartering Company, Inc. and its wholly owned subsidiaries incurred no worldwide income tax in 1993, 1992 and 1991. Heerema-McDermott Australia Pty. Ltd. is directly liable for Australian income taxes. In 1992 and 1991, this company incurred no Australian income taxes. A provision for income taxes of Dfl. 4 million (Aus$. 3 million) was posted in 1993.

         HeereMac Far East Pty. Ltd. is directly liable for Singapore income taxes. In 1993 this company incurred no income taxes.

4.       RELATED PARTY TRANSACTIONS

         The Joint Venture has material transactions with the Partners and their subsidiaries occurring in the normal course of operations. Transactions which are included in the Joint Venture's revenues include the sales of installation and engineering services (Dfl. 71.3 million, Dfl. 93 million and Dfl. 67.5 in fiscal years 1993, 1992 and 1991 respectively). Other transactions include the leasing of four semi-submersible heavy lift installation vessels (Dfl. 114.6 million, Dfl. 114.9 million, and Dfl. 114.6 million in fiscal years 1993, 1992 and 1991, respectively) and other equipment rentals (Dfl. 25.5 million, Dfl. 28.8 million and Dfl. 55.7 million in fiscal years 1993, 1992 and 1991, respectively), vessel crews and engineering personnel expenses (Dfl. 82.0 million, Dfl. 72.4 million, and Dfl. 65.6 million in fiscal years 1993, 1992 and 1991, respectively), vessel and equipment related operational expenses (Dfl. 23.5 million, Dfl. 20.9 million and Dfl. 34.3 million in fiscal years 1993, 1992, and 1991, respectively), and contracted general and administrative support expenses (Dfl. 7.2 million, Dfl. 8.1 million and Dfl. 9.4 million in fiscal years 1993, 1992 and 1991, respectively).

COMBINED FINANCIAL STATEMENTS 1993
HEEREMA OFFSHORE CONSTRUCTION GROUP INC.
MCDERMOTT INTERNATIONAL INC.

         Included in other current assets are amounts of Dfl. 1.1 million and Dfl. 3.3 million at December 31, 1993 and 1992, respectively, which will be compensated by the Partners, primarily relating to Joint Venture survey costs on marine vessels.

         Included in accounts payable are Dfl. 30.8 million and Dfl. 22.2 million at December 31, 1993 and 1992, respectively, with related parties. There are no notes payable and current maturities of long term debt at December 31, 1993 (December 31, 1992: Dfl. 4.6 million). At December 31, 1993 there was no long term debt (net of current maturities) with related parties (December 31, 1992: Dfl. 27.7 million). Interest paid to related parties amounted to Dfl. 1.4 million in 1993 and Dfl. 9.7 million in 1992.

         In 1993, a repayment of capital was made by the Joint Venture amounting to Dfl. 103 million per partner. By virtue of a resolution by the Executive Committee on 25th June 1993, each of the Partners made a capital contribution to the amount of Dfl. 25 million (Dfl. 25 million repayment of capital per partner in 1992, and Dfl. 128 million contribution per partner in 1991). In 1993 distribution out of Accumulated Profits was made by the Joint Venture amounting to Dfl. 25 million per partner.

         On the increase of capitalization the Partners shall have the right, pro rata, based upon their then current respective interests in the Joint Venture, to participate in such increase in the capitalization.

         The profit, gains and losses of the Joint Venture shall be allocated among the Partners in accordance with the percentages of participation.

COMBINED FINANCIAL STATEMENTS 1993
HEEREMA OFFSHORE CONSTRUCTION GROUP INC.
MCDERMOTT INTERNATIONAL INC.

5.       LONG TERM DEBT AND SHORT TERM BORROWINGS

         Long term debt consists of:

                                                                                      1993            1992
Floating rate (Interest at AIBOR and .875%)                                            46,500         54,250
note due in installments by 1999

8.75% note due 1994                                                                    22,652         45,967

Subordinated floating rate (Interest at AIBOR and
.875%) note due 1999 with a related party                                                  --         32,354

Floating rate (Interest at AIBOR and 8.75%)
note due in installments by 1999                                                       27,732             --
Less: amounts due within one year                                                      35,024         33,125
Total long-term debt                                                                   61,860         99,446

         The Joint Venture's floating rate note due 1999 is secured by a first
         mortgage on certain marine equipment.   The 8.75% note due 1995 is
         secured by a guarantee from Heerema Offshore Construction Group, Inc.

         The subordinated floating rate related party loan due 1999 was repaid during 1993 and replaced by a second floating rate loan with a third party due 1999 and secured by a second mortgage on certain marine equipment.

         Maturities of long-term debt during the five years subsequent to December 31, 1993 are as follows: 1994: Dfl. 35,024,000., 1995: Dfl.
         12,372,000., 1996: Dfl. 12,372,000., 1997: Dfl. 12,372,000, 1998: Dfl.
         12,372,000.

         At December 31, 1993, the Joint Venture had lines of credit and bank guarantees available amounting in total to Dfl 170 million (Dfl. 170 million in 1992) guaranteed by the partners. Amounts drawn on this facility bear interest at prevailing market rates. Borrowings against these facilities were Dfl. 18,806,000 at December 31, 1993 (Dfl. 28,263,000 in 1992). The Joint Venture has bank guarantees drawn on this facility of Dfl. 88 million at

COMBINED FINANCIAL STATEMENTS 1993
HEEREMA OFFSHORE CONSTRUCTION GROUP INC.
MCDERMOTT INTERNATIONAL INC.

         December 31, 1993 (Dfl. 73 million in 1992) in relation to projects. (See note 7.)

6.       PENSION LIABILITY

         The Joint Venture has defined benefits pension plans covering most of its full-time employees. The pension scheme is fully insured by a third party life insurance company in the Netherlands. Premiums charged by the insurance company and expensed by the Joint Venture are calculated by determining the actuarial present value of future benefits to be provided based upon current compensation levels. Further, at the time of granting compensation increases, the Joint Venture accrues as pension provision the increase in its actuarial present value of future benefits. Such amounts will be funded through enhanced future premiums. The discount rate used to calculate the actuarial present value of future benefits was 5% in 1993 and 7% in 1992. Pension cost paid by the Joint Venture amounted to Dfl. 3.3 million in 1993 and Dfl. 2.8 million in 1992.

7.       CONTINGENCIES AND COMMITMENTS

         The Joint Venture has the usual liability of a contractor for completion of contracts and the warranty of its work. In relation to this liability bank guarantees and performance bonds are issued in the normal line of business. Bank guarantees outstanding at year end amounted to Dfl. 89.1 million (Dfl. 73 million in 1992). Due to the short term nature of the guarantees, the fair value is considered to be nil. Management is not aware of any material exposure related thereto which has not been provided for in the accompanying statements.

         Certain marine equipment (primarily anchor handling tugs and cargo barges) have been pledged as collateral to secure certain floating rate long-term debt (See note 5).

         Future minimum lease payments and leased property relate to the lease of derrick barges and the lease of office space and cars. The leases of derrick

COMBINED FINANCIAL STATEMENTS 1993
HEEREMA OFFSHORE CONSTRUCTION GROUP INC.
MCDERMOTT INTERNATIONAL INC.

         barges are operating leases from related parties under the terms of a bare boat charter agreement which will expire at December 31, 2008. The leases of office space and cars are operating leases which will expire in 1998. The future minimum annual lease payments amount to Dfl. 116 million for each of the succeeding five fiscal years.

8.       FIXED ASSETS

                                                                                       1993             1992
         At cost:

         Anchor handling tugs                                                          39,360          39,360
         Cargo barges                                                                  59,861          59,616
         Modifications of derrick barges                                               14,045          14,045
         Offshore ancillary equipment                                                 154,419         149,207
         Onshore office equipment                                                      11,102           8,505
                                                                                     --------         -------
                                                                                      278,787         270,733
         Less accumulated depreciation                                               (133,991)        (86,224)
                                                                                     --------         -------
                                                                                      144,796         184,509

         Effective 1 January 1992, the Joint Venture changed its estimates of the remaining useful economic lives of certain offshore equipment. Depreciation lives of equipment acquired from the Partners in October 1991, that previously averaged 5 years, were decreased to an average of 3 years. These changes were made to better reflect the estimated periods during which such assets will remain in service. The change had the effect of increasing depreciation expense(s) by Dfl. 10 million in 1992. Pipelay equipment with a net book value of Dfl. 27 million was fully written off in 1992. Drilling equipment with a net book value of Dfl. 15 million was fully written off in 1993. These assets are not expected to be used again in the near future.

COMBINED FINANCIAL STATEMENTS 1993
HEEREMA OFFSHORE CONSTRUCTION GROUP INC.
MCDERMOTT INTERNATIONAL INC.

9.       ACCOUNTS RECEIVABLE

         Included in accounts receivable are Dfl. 83.2 million and Dfl. 83.2 million at December 31, 1993 and 1992, respectively, with related parties. Accounts receivable are stated at net realizable value after deduction of a provision for uncollectability of Dfl. 235,000 for accounts receivable - trade (1992: nil), and Dfl. 650,000 for accounts receivable from related parties (1992: nil). Included in accounts receivable are amounts representing retainages on contracts with third parties of Dfl.- 17,000 (1992: Dfl. 4.5 million) and with related parties of Dfl. 4.9 million (1992 :Dfl. 85,000).

10.      FINANCIAL INSTRUMENTS AND CREDIT RISK CONCENTRATION

         At year end, the Company had forward exchange contracts to sell (1992:
         none) of:

         USD. 25 million at 1.926 (expire date 1st February 1994)
         USD. 10 million at 1.900 (expire date 25th October 1994)

         The fair values of forward exchange contracts are estimated by obtaining quotes from brokers. At December 31, 1993, the net fair value of the contracts was approximately Dfl. 68.2 million.

         Financial instruments which potentially subject the Joint Venture to concentrations of credit risk are primarily cash and cash equivalents and accounts receivable. The Joint Venture has not experienced any significant losses related to any of the short-term instruments it has used for excess cash balances, nor from receivables from individual customers or groups of customers.

11.      FAIR VALUES OF FINANCIAL INSTRUMENTS

         The following methods and assumptions were used by the Joint Venture in estimating its fair value disclosures for financial instruments.

COMBINED FINANCIAL STATEMENTS 1993
HEEREMA OFFSHORE CONSTRUCTION GROUP INC.
MCDERMOTT INTERNATIONAL INC.

         Cash and cash equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

         Long and short term debt: The carrying amount reported in the balance sheet of the 8.75% loan due 1995 approximates its fair value. For floating rate debt instruments the carrying value is considered to approximate the fair value.

(KPMG LOGO)   KLYNVELD ACCOUNTANTS

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 2-83692, No. 33-16680, No. 33-51892, No. 33-51894 and No.
33-63832) of McDermott International, Inc. and the Registration Statement (Form S-3 No. 33-54940) of McDermott Incorporated and in the related prospectuses of our report dated April 22, 1994 with respect to the combined financial statements of Heerema Offshore Construction Group Inc. - McDermott International, Inc. Joint Venture included in this Annual Report (Form 10-K/A No. 1) for the year ended March 31, 1994.

The Hague
June 20, 1994

/s/ KPMG KLYNVELD




Ref.: P.A.G. Peters

(KPMG LOGO) KLYNVELD ACCOUNTANTS

Office address            Mail address             Telephone 31 (70)338 2222
Churchillplein 6          P.O. Box 29761           Telex 33170 kpmgh nl
2517 JW The Hague         2502 LT The Hague        Telefax 31 (70)350 3191
The Netherlands           The Netherlands


To the Partners of the
Heerema Offshore Construction Group Inc. and
McDermott International, Inc. Joint Venture
5, Rue Pedro Meylan
1208 GENEVA
Switzerland



                                                        The Hague, June 20, 1994

Dear Sirs,

We hereby give our consent that the following auditors' report is included in the combined financial statements 1993 of the Heerema Offshore Construction Group Inc.- McDermott International Inc. Joint Venture, a copy of which we have attached initialled for identification purposes.

"We have audited the accompanying combined balance sheet of the Heerema Offshore Construction Group Inc. - McDermott International Inc. Joint Venture as of December 31, 1993 and 1992, and the related combined statements of operations, partners' equity, and cash flows for each of three years in the period ended December 31, 1993. These financial statements are the responsibility of the Joint Venture's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the combined financial statements, referred to above, present fairly, in all material respects, the financial position of the Heerema Offshore Construction Group Inc.- McDermott International Inc. Joint Venture at December 31, 1993 and 1992, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles in the United States of America.

(KPMG LOGO)    KLYNVELD ACCOUNTANTS

As explained in Note 2.2 the Joint Venture changed its accounting policy in 1991 with respect to charter rent as charged by the two Joint Venture Partners for the four semi submersible crane vessels. The full charter rent is now taken into consideration for the purpose of revenue recognition and the calculation of loss provision. In prior years certain elements of this charter rent were considered period cost.

KPMG Klynveld

The Hague, April 22, 1994"


It should be understood that these financial statements and our opinion thereon cannot be made public without our prior written consent.

Should you have any questions or need for further information please do not hesitate to contact us.

Yours sincerely,


/s/ KPMG KLYNVELD




Ref.: P.A.G. Peters